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                                   EXHIBIT G
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                                    CONSENT

     Nagashima Ohno & Tsunematsu hereby consents to the use of its name as it appears under the caption "Validity of Securities" in the Prospectus constituting a part of, and under the caption "Agreement to Provide Legal Opinion" in Part II of, the Registration Statement filed by Japan Finance Corporation for Municipal Enterprises and Japan with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, on April 1, 2005.


Dated: April 1, 2005


                                            Nagashima Ohno & Tsunematsu

                                            /s/ TOSHIO KOBAYASHI
                                            ----------------------------------
                                            Toshio Kobayashi